Exhibit 99.1

American National Bankshares Inc. Completes Merger with

HomeTown Bankshares Corporation

For more information, contact:

Jeffrey V. Haley

President & Chief Executive Officer

American National Bankshares Inc.

haleyj@amnb.com

434.773.2259

FOR IMMEDIATE RELEASE:	April 1, 2019

DANVILLE, VA – American National Bankshares Inc. (Nasdaq: AMNB – “American National”), headquartered in Danville, Va., announced today the completion of its merger with Roanoke-based HomeTown Bankshares Corporation (“HomeTown”). Following the transaction, valued at approximately $84.2 million, American National now operates 28 branches and has approximately $2.5 billion in total assets.

“This is a significant transaction for American National as we continue to expand our operations in Roanoke and add a new presence in the New River Valley,” said Jeffrey V. Haley, President and Chief Executive Officer of American National. “HomeTown Bank has served its customers and communities well over the years, and our plan is to support and expand their efforts as we come together as a stronger community bank.”

Under the terms of the merger agreement, shareholders of HomeTown received 0.4150 shares of American National common stock for each share of HomeTown common stock they owned immediately before the merger. Following completion of the merger, HomeTown’s subsidiary bank, HomeTown Bank, was merged into American National’s subsidiary bank, American National Bank and Trust Company (“American National Bank”). The former HomeTown Bank branches assumed in the merger will operate as HomeTown Bank, a division of American National Bank and Trust Company, until systems are converted at the end of April 2019.

“HomeTown’s strong commitment to our communities and excellence in customer service will only be enhanced by the culture, financial excellence and leadership of American National,” said Susan K. Still, former President and Chief Executive Officer of HomeTown.

Ms. Still has been appointed President of Virginia Banking for American National Bank until her planned retirement at the end of 2019. She has also been appointed to the board of American National Bank and has been nominated for election to the American National holding company board at the annual shareholders’ meeting to be held in May 2019. Nancy H. Agee, former member of the HomeTown and the HomeTown Bank boards of directors, and Kenneth S. Bowling, former member of the HomeTown Bank board of directors, have also been appointed to the boards of American National and American National Bank. The remaining former directors of HomeTown and HomeTown Bank have joined a Transition Board of American National to advise management and to assist in the successful integration of the organizations.

About American National

American National Bankshares Inc. is a multi-state bank holding company that now has total assets of approximately $2.5 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 28 banking offices and two loan production offices. American National Bank also manages an additional $769 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about American National and American National Bank is available at www.amnb.com.

Shares of American National are traded on the Nasdaq Global Select Market under the symbol “AMNB.”

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) the businesses of American National and/or HomeTown may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (6) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (7) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (8) accounting principles, policies, and guidelines; and (9) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

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